SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ______________________

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*

                     UNITED STATIONERS, INC.
                        (Name of Issuer)

             COMMON STOCK, PAR VALUE $.10 PER SHARE
                 (Title of Class of Securities)

                            913004107
                         (CUSIP Number)

                        Thomas F. Steyer
                Farallon Capital Management, Inc.
                       One Maritime Plaza,
                           Suite 1325
                    San Francisco, CA  94111
          (Name, address and telephone number of person
        authorized to receive notices and communications)


                         March 31, 1995
     (Date of event which requires filing of this statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box  [ ].

          Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Farallon Capital Management, Inc.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            OO
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         14,654
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         14,654
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         14,654
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         .25%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         CO
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Thomas F. Steyer
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF, OO
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         91,154
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         91,154
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         91,154
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.55%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            David I. Cohen
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            South Africa
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         76,500
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         76,500
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         76,500
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.3%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Meridee A. Moore
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         76,500
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         76,500
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         76,500
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.3%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Joseph F. Downes
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         76,500
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         76,500
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         76,500
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.3%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Fleur E. Fairman
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF, OO
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         91,154
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         91,154
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         91,154
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.55%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Jason M. Fish
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         76,500
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         76,500
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         76,500
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.3%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            William F. Mellin
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [X]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         76,500
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         76,500
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         76,500
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.3%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Eric M. Ruttenberg
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            AF
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         76,500
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         76,500
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         76,500
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         1.3%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Farallon Capital Partners, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            WC
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            California
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         30,994
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         30,994
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         30,994
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         .53%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Farallon Capital Institutional Partners, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            WC
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            California
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         35,639
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         35,639
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         35,639
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         .6%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Farallon Capital Institutional Partners, II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            WC
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            California
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         5,736
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         5,736
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         5,736
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         .1%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
CUSIP No.  913004107
_____________________________________________________________________________
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
            Tinicum Partners, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY

_____________________________________________________________________________
     (4)    SOURCE OF FUNDS **
            WC
_____________________________________________________________________________
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]
_____________________________________________________________________________
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
_____________________________________________________________________________

NUMBER OF      (7)       SOLE VOTING POWER
                         -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)       SHARED VOTING POWER
                         4,131
OWNED BY       ______________________________________________________________

EACH           (9)       SOLE DISPOSITIVE POWER
                         -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10)      SHARED DISPOSITIVE POWER
                         4,131
_____________________________________________________________________________
               (11)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                         BY EACH REPORTING PERSON
                         4,131
_____________________________________________________________________________
               (12)      CHECK BOX IF THE AGGREGATE AMOUNT
                         IN ROW (11) EXCLUDES CERTAIN SHARES **           [ ]
_____________________________________________________________________________
               (13)      PERCENT OF CLASS REPRESENTED
                         BY AMOUNT IN ROW (11)
                         .07%
_____________________________________________________________________________
               (14)      TYPE OF REPORTING PERSON **
                         PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

           The Schedule 13D, initially filed on March 6, 1995,by Farallon Capital Partners, L.P., a California limited partnership ("FCP"), Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), Tinicum Partners, a New York limited partnership ("Tinicum" and together with FCP, FCIP and FCIP II the "Partnerships"), Farallon Capital Management, Inc., a Delaware corporation ("FCMI") and each of Thomas F. Steyer ("Steyer"), Joseph F. Downes ("Downes"), Fleur E. Fairman ("Fairman"), Jason
M. Fish ("Fish"), David I. Cohen ("Cohen"), William F. Mellin ("Mellin"), Eric M. Ruttenberg ("Ruttenberg") and Meridee A. Moore ("Moore" and together with Steyer, Fairman, Fish, Cohen, Mellin and Ruttenberg the "General Partners") relating to the Common Stock, par value $.10 per share of United Stationers, Inc. ("United Stationers Common Stock") is hereby amended by this Amendment No. 1 to the Schedule 13D as follows.

Item 5.  Interest in Securities of the Issuer.
- ------   ------------------------------------

   A. Farallon Capital Institutional Partners, L.P.
      ---------------------------------------------

      Item 5 is hereby replaced its entirety by the following:

      (a)    Aggregate number of Shares beneficially owned:
             35,639 Percentage: .6% The percentages used herein and in the rest of Item 5 are calculated based upon the 5,897,923 Shares stated to be issued and outstanding by the Company in a telephone conversation on April 12, 1995.
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  35,639
             3. Sole power to dispose or to direct the
                disposition: -0-
             4. Shared power to dispose or to direct the
                disposition:  35,639
      (c) The trading dates, number of Shares purchased or sold and the price per Share for all transactions in the Shares, which were all in the open market, are set forth in Schedule A and are incorporated by reference.
      (d) The General Partners have the power to direct the affairs of FCIP, including decisions respecting the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   B. Farallon Capital Institutional Partners II, L.P.
      ------------------------------------------------

      (a)    Aggregate number of Shares beneficially owned:  5,736
             Percentage:  .1%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  5,736
             3. Sole power to dispose or to direct the
                disposition: -0-
             4. Shared power to dispose or to direct the
                disposition:  5,736
      (c) The trading dates, number of Shares purchased or sold and the price per Share for all transactions in the Shares, which were all in the open market, are set forth in Schedule B and are incorporated by reference.
      (d) The General Partners have the power to direct the affairs of FCIP II, including decisions respecting the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   C. Farallon Capital Partners, L.P.
      -------------------------------

      (a)    Aggregate number of Shares beneficially owned:  30,994
             Percentage:  .53%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  30,994
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  30,994
      (c) The trading dates, number of Shares purchased or sold and the price per Share for all transactions in the Shares, which were all in the open market, are set forth in Schedule C and are incorporated by reference.
      (d) The General Partners have the power to direct the affairs of FCP, including decisions respecting the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   D. Tinicum Partners, L.P.
      ----------------------

      (a)    Aggregate number of Shares beneficially owned:  4,131
             Percentage:  .07%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  4,131
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  4,131
      (c) The trading dates, number of Shares purchased or sold and the price per Share for all transactions in the Shares, which were all in the open market, are set forth in Schedule D and are incorporated by reference.
      (d) The General Partners have the power to direct the affairs of Tinicum, including decisions respecting the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   E. Farallon Capital Management, Inc.
      ---------------------------------

      (a)    Aggregate number of Shares beneficially owned:  14,654
             Percentage:  .25%
      (b)    1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  14,654
             3. Sole power to dispose or to direct the
                disposition: -0-
             4. Shared power to dispose or to direct the
                disposition: 14,654
      (c) The trading dates, number of Shares purchased or sold and the price per Share for all transactions in the Shares, which were in the open market, are set forth in Schedule E and are incorporated by reference.
      (d) FCMI, as an investment advisor, has the power to direct the disposition of the proceeds from the sale of the Shares held by the Managed Accounts.
             Mr. Steyer and Ms. Fairman are the sole
             stockholders of FCMI. Mr. Steyer is a director, the Chairman of the Board and Secretary of FCMI.
             Ms. Fairman is a director, President, Treasurer and Assistant Secretary of FCMI.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   F. Thomas F. Steyer
      ----------------

      (a)    Aggregate number of Shares beneficially owned:  91,154
             Percentage:  1.55%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  91,154
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  91,154
      (c)    None.
      (d) Each of the General Partners has the power to direct the affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares. FCMI, as an investment advisor, has the power to direct the disposition of the proceeds from the sale of the Shares held by the Managed Accounts. Mr. Steyer and Ms. Fairman are the sole stockholders of FCMI. Mr. Steyer is a director, the Chairman of the Board and Secretary of FCMI.
             Ms. Fairman is a director, President, Treasurer and Assistant Secretary of FCMI.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   G. David I. Cohen
      --------------

      (a)    Aggregate number of Shares beneficially owned:  76,500
             Percentage:  1.3%
      (b)    1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  76,500
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  76,500
      (c)    None.
      (d) Each of the General Partners has the power to direct the affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   H. Joseph F. Downes
      ----------------

      (a)    Aggregate number of Shares beneficially owned:  76,500
             Percentage:  1.3%
      (b)    1. Sole power to vote or to direct vote:  -0-
             2. Shared power to vote or to direct vote:  76,500
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  76,500
      (c)    None.
      (d) Each of the General Partners has the power to direct the affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   I. Fleur E. Fairman
      ----------------

      (a)    Aggregate number of Shares beneficially owned:  91,154
             Percentage:  1.55%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  91,154
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  91,154
      (c)    None.
      (d) Each of the General Partners has the power to direct the affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares. FCMI, as an investment advisor, has the power to direct the disposition of the proceeds from the sale of Shares held by the Managed
             Accounts. Mr. Steyer and Ms. Fairman are the sole stockholders of FCMI. Mr. Steyer is a director, the Chairman of the Board and Secretary of FCMI.
             Ms. Fairman is a director, President, Treasurer and Assistant Secretary of FCMI.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   J. Jason M. Fish
      -------------

      (a)    Aggregate number of Shares beneficially owned:  76,500
             Percentage:  1.3%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  76,500
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  76,500
      (c)    None.
      (d) Each of the General Partners has the power to direct the affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   K. William F. Mellin
      -----------------

      (a)    Aggregate number of Shares beneficially owned:  76,500
             Percentage:  1.3%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  76,500
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  76,500
      (c)    None.
      (d) Each of the General Partners has the power to direct affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   L. Meridee A. Moore
      ----------------

      (a)    Aggregate number of Shares beneficially owned:  76,500
             Percentage:  1.3%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  76,500
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  76,500
      (c)    None.
      (d) Each of the General Partners has the power to direct affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.

   M. Eric M. Ruttenberg
      ------------------

      (a)    Aggregate number of Shares beneficially owned:  76,500
             Percentage:  1.3%
      (b)    1. Sole power to vote or to direct vote: -0-
             2. Shared power to vote or to direct vote:  76,500
             3. Sole power to dispose or to direct the
                disposition:  -0-
             4. Shared power to dispose or to direct the
                disposition:  76,500
      (c)    None.
      (d) Each of the General Partners has the power to direct the affairs of the Partnerships, including the disposition of the proceeds from the sale of the Shares.
      (e) The General Partners, the Partnerships and FCMI ceased to be the beneficial owner of more than 5 percent of the shares of United Stationers Common Stock on March 31, 1995.


                           SIGNATURES
                           -----------

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 13, 1995


                                    /s/Thomas F. Steyer
                          --------------------------------------
                          Thomas F. Steyer, as General Partner
                          of FARALLON CAPITAL INSTITUTIONAL
                          PARTNERS, L.P., FARALLON CAPITAL
                          INSTITUTIONAL PARTNERS II, L.P.,
                          FARALLON CAPITAL PARTNERS, L.P., and
                          TINICUM PARTNERS, L.P. and as Chairman
                          of FARALLON CAPITAL MANAGEMENT, INC.


                                   /s/Thomas F. Steyer
                          --------------------------------------
                          Thomas F. Steyer, individually and as
                          attorney-in-fact for each of David I.
                          Cohen, Joseph F. Downes, Fleur E.
                          Fairman, Jason M. Fish, William F.
                          Mellin, Meridee A. Moore and Eric M.
                          Ruttenberg.

                           SCHEDULE A
                           -----------



          FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
         ----------------------------------------------



                          NO. OF SHARES                PRICE
      TRADE DATE              SOLD                   PER SHARE
      ----------          -------------              ---------
                                              (including commissions)

      03/31/95               30,000                   $15.50

      03/31/95               39,400                   $15.50

      03/31/95              252,000                   $15.50

      03/31/95               12,600                   $15.50

      03/31/95               17,300                   $15.50

      03/31/95               13,100                   $15.50

      03/31/95              186,461                   $15.50

                           SCHEDULE B
                           -----------


        FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
        ------------------------------------------------



                          NO. OF SHARES                PRICE
      TRADE DATE              SOLD                   PER SHARE
      ----------          -------------              ---------
                                              (including commissions)

      03/31/95                3,700                   $15.50

      03/31/95                4,900                   $15.50

      03/31/95               60,000                   $15.50

      03/31/95                3,000                   $15.50

      03/31/95                1,100                   $15.50

      03/31/95                1,400                   $15.50

      03/31/95               15,564                   $15.50

                           SCHEDULE C
                           ----------
                 FARALLON CAPITAL PARTNERS, L.P.
                 -------------------------------



                          NO. OF SHARES                PRICE
      TRADE DATE              SOLD                   PER SHARE
      ----------          -------------              ---------
                                              (including commissions)

      03/31/95               24,000                   $15.50

      03/31/95               31,000                   $15.50

      03/31/95              150,000                   $15.50

      03/31/95                7,500                   $15.50

      03/31/95               14,000                   $15.50

      03/31/95               18,200                   $15.50

      03/31/95              231,506                   $15.50

                           SCHEDULE D
                           ----------

                     TINICUM PARTNERS, L.P.
                     -----------------------



                          NO. OF SHARES                PRICE
      TRADE DATE              SOLD                   PER SHARE
      ----------          -------------              ---------
                                              (including commissions)

      03/31/95                4,500                   $15.50

      03/31/95                5,900                   $15.50

      03/31/95               36,000                   $15.50

      03/31/95                1,800                   $15.50

      03/31/95                1,100                   $15.50

      03/31/95                1,400                   $15.50

      03/31/95               14,369                   $15.50

                           SCHEDULE E
                           ----------

                        MANAGED ACCOUNTS
                        ----------------



                          NO. OF SHARES                PRICE
      TRADE DATE              SOLD                   PER SHARE
      ----------          -------------              ---------
                                              (including commissions)

      03/31/95                2,300                   $15.50

      03/31/95                3,000                   $15.50

      03/31/95                6,000                   $15.50

      03/31/95                7,900                   $15.50

      03/31/95                4,500                   $15.50

      03/31/95                5,900                   $15.50

      03/31/95               18,000                   $15.50

      03/31/95               48,000                   $15.50

      03/31/95               36,000                   $15.50

      03/31/95                1,800                   $15.50

      03/31/95                2,400                   $15.50

      03/31/95                  900                   $15.50

      03/31/95                1,100                   $15.50

      03/31/95                1,400                   $15.50

      03/31/95                2,500                   $15.50

      03/31/95                3,200                   $15.50

      03/31/95                2,100                   $15.50

                        MANAGED ACCOUNTS
                        -----------------
                            Continued
                            ---------


                          NO. OF SHARES                PRICE
      TRADE DATE            PURCHASED                PER SHARE
      ----------          -------------              ---------
                                              (including commissions)

      03/31/95                2,700                   $15.50

      03/31/95               31,532                   $15.50

      03/31/95               24,118                   $15.50

      03/31/95               22,000                   $15.50

      03/31/95                  296                   $15.50